Exhibit 5.1

E-Mail:          greg@indegliacarney.com

June 12, 2017

Trans-Pacific Aerospace Company, Inc.

2975 Huntington drive, Suite 107

San Marino, CA 91108

Ladies and Gentlemen:

We are special counsel to Trans-Pacific Aerospace Company, Inc., a Wyoming corporation (the “Company”). In connection with the preparation and filing of registration statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission on or about June 12, 2017 (the “Registration Statement”) covering the registration under the Securities Act of 1933, as amended, an aggregate of up to one billion eight hundred sixty million (1,860,000,000) shares of common stock, $0.001 par value (the “Shares”) to be issued pursuant to the 2017 Stock Incentive Plan of the Company (the “Plan”), we have examined the originals or copies of corporate records, certificates of public officials and officers of the Company, and other instruments relating to the authorization and issuance of the Shares as we have deemed relevant and necessary for the opinion hereinafter expressed.

Upon the basis of such examination, we are of the opinion that the Shares will be, when issued and sold in the manner referred to in the Plan, duly and validly issued as fully paid and non-assessable securities of the Company.

We wish to advise that members of this firm who have worked on the Registration Statement and their affiliates may receive a portion of the Shares to be issued pursuant to the Registration Statement.

We are admitted to practice law in the State of California, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America, the State of California, and the existing Wyoming Business Corporation Act and reported judicial decisions relating thereto.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectuses constituting a part thereof and any amendment thereto.

Very truly yours, Indeglia &Carney LLP /s/ Indeglia & Carney LLP

11900 W. Olympic Blvd., Suite 770, Los Angeles, CA 90064

Phone 310.982.2720 | Fax 310.928.2719

Email info@indegliacarney.com | www.indegliacarney.com